Exhibit 99.1

Clear Channel Communications, Inc. Announces Assumption of Obligations under 10.0% Senior Notes due 2018 and Redemption of Certain Series of Legacy Notes

San Antonio, June 6, 2014 — Clear Channel Communications, Inc. (“CCU”) announced today  that it has assumed the obligations of CCU Escrow Corporation (the “Escrow Issuer”) under the 10.0% senior notes due 2018 (the “Notes”) issued by the Escrow Issuer on May 1, 2014 in a principal amount of $850 million and under the indenture governing the Notes.

On May 1, 2014, upon the closing of the offering of the Notes, the Escrow Issuer, which was created solely to issue the Notes, deposited the gross proceeds of the offering into a segregated escrow account.  The proceeds of the offering were to be released from escrow upon the satisfaction of certain escrow release conditions, including the substantially concurrent (1) redemption of $567.1 million aggregate principal amount of CCU’s 5.5% senior notes due 2014 (the “2014 legacy notes”) (including 2014 legacy notes held by a subsidiary of CCU) and $241.0 million aggregate principal amount of CCU’s 4.9% senior notes due 2015 (the “2015 legacy notes”) and (2) the assumption of the Escrow Issuer’s obligations under the Notes by CCU (the “Assumption”).

On June 6, 2014, substantially concurrently with, and as part of, the satisfaction of the escrow release conditions, the Escrow Issuer merged with and into CCU, with CCU continuing as the surviving corporation, and CCU entered into a supplemental indenture with the trustee under the Notes to effectuate the Assumption.  Upon the effectiveness of the Assumption, the escrowed funds were released and used to redeem the 2014 legacy notes and the 2015 legacy notes by paying a make-whole price equal to approximately 101.4316% of the principal amount of the 2014 legacy notes and approximately 104.2256% of the principal amount of the 2015 legacy notes, to pay accrued and unpaid interest to, but not including, the date of redemption, and to pay the fees and expenses related to the offering of the Notes and the redemption of the 2014 legacy notes and the 2015 legacy notes.

Following the Assumption, the Notes are the senior unsecured obligations of CCU and are not guaranteed by any of CCU’s parent companies or any of its subsidiaries.

The Notes were offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, the 2014 legacy notes, the 2015 legacy notes or any other securities.

About Clear Channel Communications

Clear Channel Communications is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.

Media:

Wendy Goldberg
Executive Vice President, Communications
(212) 549-0965

Investors:

Effie Epstein
Vice President, Planning and Investor Relations
(212) 377-1116